Exhibit 10.1

AMENDMENT
TO THE $500,000 PROMISSORY NOTE DATED NOVEMBER 13, 2013

The parties agree that the $500,000 Promissory Note (the "Note") by and between Yappn Corp. (the "Borrower") and JMJ Financial (the "Lender") is hereby amended as follows:

1.       Payment. The Lender shall make a payment to the Borrower of $40,000 of Consideration under the Note on or before February 21, 2014.

2.       Conversion Price. The sentence in the second paragraph of the Note that begins with "The Conversion Price is the lesser of..." shall be amended and replaced in its entirety by the following sentence: "The Conversion Price is the lesser of $0.10 or 60% of the lowest trade price in the 25 trading days previous to the conversion (In the case that conversion shares are not deliverable by DWAC an additional 10% discount will apply; and if the shares are ineligible for deposit into the DTC system and only eligible for Xclearing deposit an additional 5% discount shall apply; in the case of both an additional cumulative 15% discount shall apply)."

3.       No Conversions for 180 days. The first sentence of Section 2 of the Note, which begins with "The Lender has the right, at any time after the Effective Date, at its election...", shall be amended by inserting the words "from 180 days" into the sentence so that the sentence begins as follows: "The Lender has the right, at any time from 180 days after the Effective Date, at its election...."

4.       Independent Transactions. The Borrower understands and agrees that the Note sets forth the terms for a series of independent transactions in which the Lender may elect to make a payment of Consideration to the Borrower with each payment of Consideration creating a separate obligation of the Borrower to the Lender with the terms set forth in the Note. Accordingly, the Maturity Date of each payment of Consideration, and the repayment terms for each payment of Consideration, are as set forth in the Note.

5.       Nevada. The Borrower acknowledges that the Lender has become a Nevada sole proprietorship. In recognition of this, and because of the cash payment being made to the Borrower pursuant to Section 1 of this Amendment, the Borrower agrees that the first sentence of Section 11 of the Note shall be amended by replacing the word "Florida" with the word "Nevada." The word Florida shall not be replaced in any other place in Section 11. This change to Section 11 shall apply to all actions commenced after the date of this Amendment regardless of whether the event or events that gave rise to the cause of action, including the closing of the Note and any past or future payments of Consideration, occurred before or after the date of this Amendment.

ALL OTHER TERMS AND CONDITIONS OF THE NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated February 11, 2014 by signing below:

/s/ Craig McCannell
Craig McCannell	JMJ Financial
Yappn Corp.	Its Principal
Chief Financial Officer